UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

BASIC ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	54-2091194
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

801 Cherry Street, Suite 2100
Ft. Worth, Texas	76102
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A
Securities to be registered pursuant to Section 12(g) of the Act:
Warrants to purchase Common Stock, $0.01 par value, exercisable on or before December 23, 2023
(title of class)

Item 1.     Description of Registrant’s Securities to be Registered.
General
As previously reported, on October 25, 2016, Basic Energy Services, Inc., a Delaware corporation (“Basic” or the “Company”), and certain of its subsidiaries filed voluntary petitions for reorganization under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”). On December 9, 2016, the Court entered an order (the “Confirmation Order”) confirming the First Amended and Restated Joint Prepackaged Chapter 11 Plan of Basic Energy Services, Inc. and its Affiliated Debtors (as confirmed the “Prepackaged Plan”), a copy of which is furnished as Exhibit 99.1 hereto. On the date hereof (the “Effective Date”), the Company satisfied the conditions of the Confirmation Order, and the Prepackaged Plan became effective.
Pursuant to the Prepackaged Plan, on the Effective Date, the Company created a new class of common stock, par value $0.01 per share (the “Common Stock”) and issued approximately 25,825,621 shares of Common Stock. The Company has reserved an additional (i) 3,237,671 shares of Common Stock for issuance under the Company’s Management Incentive Plan and (ii) approximately 2,066,627 shares of Common Stock for the potential conversion of warrants to purchase Common Stock (the “Warrants”) pursuant to the Prepackaged Plan. This registration statement registers the Warrants under Section 12(g) of the Securities Exchange Act of 1934, as amended, at an exercise price of $55.25 per share. All previously issued and outstanding shares of Common Stock and other previously issued and outstanding existing equity interests in the Company have been cancelled as of the Effective Date.
Warrants
On the Effective Date, the Company entered into a warrant agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agent”). Pursuant to the terms of the Prepackaged Plan, the Company will issue warrants (the “Warrants,” and holders thereof “Warrantholders”), which in the aggregate, are exercisable to purchase up to approximately 2,066,627 shares of Common Stock. The below description of the Warrant Agreement is qualified in its entirety by reference to the Warrant Agreement. A copy of the Warrant Agreement is attached hereto as Exhibit 4.1. Capitalized terms not defined herein shall have the meanings ascribed to them in the Warrant Agreement.
In accordance with the Prepackaged Plan, the Company will issue Warrants to the holders of the Existing Equity Interests (as defined in the Prepackaged Plan), totaling approximately 2,066,627 Warrants outstanding, exercisable until December 23, 2023, to purchase up to an aggregate of approximately 2,066,627 shares of Common Stock at an initial exercise price of $55.25 per share, subject to adjustment as provided in the Warrant Agreement. All unexercised Warrants shall expire, and the rights of the Warrantholder to purchase share of Common Stock shall terminate on December 23, 2023 at 5:00 p.m., New York City time, which is the 7th anniversary of the Effective Date.
No Rights As Stockholders
Pursuant to Section 14 of the Warrant Agreement, Warrantholders are not entitled, by virtue of holding Warrants, any rights of a stockholder of the Company, including, but not limited to, the right to vote, to receive dividends or other distributions, to exercise any preemptive right or, except as otherwise provided in the Warrant Agreement, to receive notice as stockholders in respect of the meetings of stockholders or for the election of directors of the Company or any other matter unless, until and only to the extent such Warrantholder becomes a holder of record of Common Stock issued upon settlement of Warrants.
Adjustments
The number of shares of Common Stock for which a Warrant is exercisable, and the exercise price per share of such Warrant are subject to adjustment from time to time pursuant to Section 6 of the Warrant Agreement upon the occurrence of certain events, including the issuance of a stock dividend to all holders of Common Stock, a subdivision, a combination or other reclassification of the new shares of Common Stock.

Reorganization Event
Upon the occurrence of a merger, consolidation, recapitalization, reclassification, reorganization or business combination with another Person, each Warrantholder will have the right to receive, upon exercise of a Warrant, an amount of securities, cash or other property received in connection with such event with respect to or in exchange for the number of shares of Common Stock for which such Warrant is exercisable immediately prior to such event.
Cashless Exercise
The Warrants generally only permit Warrantholders to exercise the Warrants for a cash payment or a cashless exercise, unless the share of Common Stock are not listed on a national securities exchange as of the applicable exercise date. A Warrantholder may elect to pay cash to purchase the shares underlying the Warrant at the then-applicable exercise price. If a Warrantholder elects to have a cashless exercise, the Company will reduce the number of shares of Common Stock issuable pursuant to the exercise of the Warrants, without any cash payment therefor.
Item 2. Exhibits.

Exhibit Number	Name of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-A12B filed on December 23, 2016).
3.2	Second Amended and Restated Bylaws of Basic Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-A12B filed on December 23, 2016).
4.1*	Warrant Agreement between Basic Energy Services, Inc., as Issuer, and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated as of December 23, 2016.

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* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BASIC ENERGY SERVICES, INC.
Date: December 23, 2016	By: /s/ T.M. “Roe” Patterson
Name: T.M. “Roe” Patterson
Title: President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Name of Exhibit
3.1	Second Amended and Restated Certificate of Incorporation of Basic Energy Services, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-A12B filed on December 23, 2016).
3.2	Second Amended and Restated Bylaws of Basic Energy Services, Inc. (incorporated by reference to Exhibit 3.2 to the Form 8-A12B filed on December 23, 2016).
4.1*	Warrant Agreement between Basic Energy Services, Inc., as Issuer, and American Stock Transfer & Trust Company, LLC, as Warrant Agent, dated as of December 23, 2016.

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* Filed herewith.